Exhibit 99.1

Archrock Completes Acquisition of Natural Gas Compression Systems, Inc.

HOUSTON, May 1, 2025 – Archrock, Inc. (NYSE: AROC) (“Archrock” or the “Company”) today announced it has completed its previously announced acquisition of Natural Gas Compression Systems, Inc. (“NGCSI”) and NGCSE, Inc. (“NGCSE”) (collectively, “NGCS”).

“We are pleased to complete our acquisition of NGCS and welcome its highly talented team of employees to Archrock,” said Brad Childers, President and Chief Executive Officer of Archrock. “This accretive transaction is expected to increase our scale, expand our customer relationships, deepen our operations in key regions and strengthen our position as a premier provider of natural gas compression services in the United States. We are confident Archrock is poised for continued growth and value creation as we power a cleaner America.”

At closing, Archrock issued approximately 2.251 million new Archrock common shares to NGCSE. In addition, Archrock funded the $299 million cash portion of the total consideration with available capacity under its ABL credit facility. Archrock remains committed to its stated target leverage ratio range of between 3.0 times and 3.5 times. The transaction is expected to be immediately accretive to Archrock’s 2025 earnings per share and cash available for dividend per share.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how the Company embodies its purpose, WE POWER A CLEANER AMERICA™, visit www.archrock.com.

Forward-Looking Statements

This press release contains forward-looking statements, which include statements about the expected benefits of the acquisition of Natural Gas Compression Systems, Inc. and NGCSE, Inc. These statements are not guarantees of future performance or actions. Forward-looking statements rely on a number of assumptions concerning future events and are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2024, and those set forth from time to time in Archrock’s filings with the Securities and Exchange Commission, which are available online at www.sec.gov and at www.archrock.com. Except as required by law, Archrock expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

For information, contact:

Archrock, Inc.

INVESTORS

Megan Repine

VP of Investor Relations

281-836-8360

investor.relations@archrock.com

MEDIA

Andrew Siegel / Jed Repko / Kara Grimaldi

Joele Frank

212-355-4449